Exhibit 99.1(J)

KB Financial Group Inc.

Separate Financial Statements

December 31, 2013 and 2012

KB Financial Group Inc.

Index

December 31, 2013 and 2012

Page(s)

Report of Independent Auditors	1~2

Separate Financial Statements

Separate Statements of Financial Position	3

Separate Statements of Comprehensive Income	4

Separate Statements of Changes in Equity	5

Separate Statements of Cash Flows	6

Notes to Separate Financial Statements	7~68

Report of Independent Accountants’ Review of Internal Accounting Control System	69

Report on the Operations of Internal Accounting Control System	70

Report of Independent Auditors

To the Shareholders and Board of Directors of

KB Financial Group Inc.

We have audited the accompanying separate statements of financial position of KB Financial Group Inc. (the “Company”) as of December 31, 2013 and 2012, and January 1, 2012, and the related separate statements of comprehensive income, changes in equity and cash flows for the years ended December 31, 2013 and 2012, expressed in Korean won. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the separate financial statements referred to above present fairly, in all material respects, the financial position of KB Financial Group Inc. as of December 31, 2013 and 2012, and January 1, 2012, and its financial performance and cash flows for the years ended December 31, 2013 and 2012, in accordance with International Financial Reporting Standards as adopted by the Republic of Korea (“K-IFRS”).

Auditing standards and their application in practice vary among countries. The procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report is for use by those who are informed about Korean auditing standards and their application in practice.

Seoul, Korea

March 12, 2014

This report is effective as of March 12, 2014, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying separate financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

KB Financial Group Inc.

Separate Statements of Financial Position

December 31, 2013 and 2012, and January 1, 2012

(In millions of Korean won)	Notes	December 31, 2013		December 31, 2012		January 1, 2012

Assets
Cash and due from financial institutions	4,5,6,25	￦	77,298	￦	96,234	￦	32,031
Loans	4,5,7		10,000		25,000		60,000
Investments in subsidiaries	8		18,292,443		17,944,848		17,773,322
Property and equipment	9		642		351		759
Intangible assets	10		10,133		9,122		10,531
Deferred income tax assets	11,23		4,203		3,800		2,445
Other assets	4,5,12		269,823		310,673		631,602

Total assets		￦	18,664,542	￦	18,390,028	￦	18,510,690

Liabilities
Debts			—		—		130,000
Debentures	4,5,13	￦	349,157	￦	—	￦	49,988
Net defined benefit liabilities	14		1,433		1,384		992
Current income tax liabilities	23		209,928		257,535		578,729
Other liabilities	4,5,15		55,602		46,767		34,701

Total liabilities			616,120		305,686		794,410

Equity
Share capital	16		1,931,758		1,931,758		1,931,758
Capital surplus	16		13,513,809		13,513,809		13,513,809
Accumulated other comprehensive loss	16		(2,715)		(2,780)		(1,918)
Retained earnings	16		2,605,570		2,641,555		2,272,631

Total equity			18,048,422		18,084,342		17,716,280

Total liabilities and equity		￦	18,664,542	￦	18,390,028	￦	18,510,690

The accompanying notes are an integral part of these separate financial statements.

KB Financial Group Inc.

Separate Statements of Comprehensive Income

Years Ended December 31, 2013 and 2012

(In millions of Korean won, except per share amounts)	Notes	2013		2012

Interest income		￦	3,859	￦	6,018
Interest expense			(5,227)		(3,025)

Net interest income	18		(1,368)		2,993

Fee and commission income			—		—
Fee and commission expense			(6,270)		(4,130)

Net fee and commission income	19		(6,270)		(4,130)

Net other operating income	20		245,044		687,925

General and administrative expenses	21		(40,657)		(40,459)

Operating profit before provision for credit losses			196,749		646,329

Provision for credit losses			—		—

Operating profit			196,749		646,329

Net non-operating income(expense)	22		(1,346)		(312)

Profit before tax			195,403		646,017
Income tax benefit	23		423		1,080

Profit for the year			195,826		647,097

Remeasurements of net defined benefit liabilities			65		(862)

Items that will not be reclassified to profit or loss			65		(862)

Other comprehensive income(loss) for the year, net of tax			65		(862)

Total comprehensive income for the year		￦	195,891	￦	646,235

Earnings per share
Basic earnings per share	24	￦	507	￦	1,675
Diluted earnings per share	24		505		1,670

The accompanying notes are an integral part of these separate financial statements.

KB Financial Group Inc.

Separate Statements of Changes in Equity

Years Ended December 31, 2013 and 2012

(In millions of Korean won)	Share Capital		Capital Surplus		Accumulated Other Comprehensive Loss		Retained Earnings		Total Equity

Balance at January 1, 2012	￦	1,931,758	￦	13,513,809	￦	—	￦	2,270,713	￦	17,716,280
Changes in accounting policy		—		—		(1,918)		1,918		—

Restated balance		1,931,758		13,513,809		(1,918)		2,272,631		17,716,280

Comprehensive income
Profit for the year		—		—		—		647,097		647,097
Remeasurements of net defined benefit liabilities		—		—		(862)		—		(862)

Total comprehensive income		—		—		(862)		647,097		646,235

Transactions with shareholders
Dividends		—		—		—		(278,173)		(278,173)

Total transactions with shareholders		—		—		—		(278,173)		(278,173)

Balance at December 31, 2012	￦	1,931,758	￦	13,513,809	￦	(2,780)	￦	2,641,555	￦	18,084,342

Balance at January 1, 2013	￦	1,931,758	￦	13,513,809	￦	(2,780)	￦	2,641,555	￦	18,084,342

Comprehensive income
Profit for the year		—		—		—		195,826		195,826
Remeasurements of net defined benefit liabilities		—		—		65		—		65

Total comprehensive income		—		—		65		195,826		195,891

Transactions with shareholders
Dividends		—		—		—		(231,811)		(231,811)

Total transactions with shareholders		—		—		—		(231,811)		(231,811)

Balance at December 31, 2013	￦	1,931,758	￦	13,513,809	￦	(2,715)	￦	2,605,570	￦	18,048,422

The accompanying notes are an integral part of these separate financial statements.

KB Financial Group Inc.

Separate Statements of Cash Flows

Years Ended December 31, 2013 and 2012

(In millions of Korean won)	Note	2013		2012

Cash flows from operating activities
Profit for the year		￦	195,826	￦	647,097

Adjustment for non-cash items
Depreciation and amortization			816		1,487
Share-based payments			950		3,641
Net interest income			(564)		(765)
Impairment losses on investments in subsidiaries			36,995		—
Net other expense			2,805		3,321

			41,002		7,684

Changes in operating assets and Liabilities
Due from financial institutions			—		12,000
Deferred income tax assets			(403)		(1,355)
Other assets			9		1,056
Other liabilities			(336)		(3,578)

			(730)		8,123

Net cash generated from operating activities			236,098		662,904

Cash flows from investing activities
Acquisition of investments in subsidiaries			(384,590)		(171,526)
Collection of loans			15,000		35,000
Acquisition of property and equipment			(627)		(114)
Acquisition of intangible assets			(2,656)		(313)
Disposal of intangible assets			757		—
Net decrease(increase) in guarantee deposits paid			(182)		8,427
Others			(2)		(2)

Net cash used in investing activities			(372,300)		(128,528)

Cash flows from financing activities
Increase in debts			315,000		170,000
Decrease in debts			(315,000)		(300,000)
Increase in debentures			349,077		—
Decrease in debentures			—		(50,000)
Distribution of dividends			(231,811)		(278,173)

Net cash provided by(used in) financing activities			117,266		(458,173)

Net increase(decrease) in cash and cash equivalents			(18,936)		76,203
Cash and cash equivalents at the beginning of the year	25		96,231		20,028

Cash and cash equivalents at the end of the year	25	￦	77,295	￦	96,231

The accompanying notes are an integral part of these separate financial statements.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

1. The Company

KB Financial Group Inc. (the “Company”), in accordance with Financial Holding Companies Act, was established on September 29, 2008, through stock transfers with the former shareholders of Kookmin Bank, KB Investment & Securities Co., Ltd., KB Asset Management Co., Ltd., KB Real Estate Trust Co., Ltd., KB Investment Co., Ltd., KB Futures Co., Ltd., KB Credit Information Co., Ltd., and KB Data Systems Co., Ltd. in order to provide management services and financing to associated companies. The headquarters are located at 84, Namdaemunro, Jung-gu, Seoul. The Company’s paid-in capital as of December 31, 2013, is ￦1,931,758 million. In 2011, Kookmin Bank spun off its credit card business segment and established a new separate credit card company, KB Kookmin Card Co., Ltd., and KB Investment & Securities Co., Ltd. merged with KB Futures Co., Ltd. The Company established KB Savings Bank Co., Ltd. in January 2012. The Company acquired Yehansoul Savings Bank Co., Ltd. in September 2013.

The Company is authorized to issue up to 1 billion shares. The Company has been listed on the Korea Exchange (“KRX”) since October 10, 2008, and listed on the New York Stock Exchange (“NYSE”) for its American Depositary Shares (“ADS”) since September 29, 2008.

2. Basis of Preparation

2.1 Application of K-IFRS

Korean-IFRS (“K-IFRS”) are the standards and related interpretations issued by the International Accounting Standards Board (“IASB”) that have been adopted by the Republic of Korea.

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the separate financial statements are disclosed in Note 2.4.

The separate financial statements were prepared in accordance with K-IFRS 1027, Separate Financial Statements.

The separate financial statements have been prepared in accordance with K-IFRS, which is effective as of December 31, 2013.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

New standards, amendments and interpretations issued but not effective for the year beginning January 1, 2013, and not early adopted by the Company are as follows:

Amendments to K-IFRS 1032, Financial Instruments: Presentation

According to Amendment to K-IFRS 1032, Financial Instruments: Presentation, it provides that the right to offset must not be contingent on a future event and must be legally enforceable in all of circumstances; and if an entity can settle amounts in a manner such that outcome is, in effect, equivalent to net settlement, the entity will meet the net settlement criterion. This amendment is effective for annual periods beginning on or after January 1, 2014, and the Company is assessing the impact of application of this amendment on its separate financial statements.

Amendment to K-IFRS 1039, Financial Instruments: Recognition and Measurement

Amendment to K-IFRS 1039, Financial Instruments: Recognition and Measurement, allows the continuation of hedge accounting for a derivative that has been designated as a hedging instrument in a circumstance in which that derivative is novated to a central counterparty (CCP) as a consequence of laws or regulations. This amendment is effective for annual periods beginning on or after January 1, 2014, with early adoption permitted. The Company is assessing the impact of application of this amendment on its separate financial statements.

Enactment of K-IFRS 2121, Levies

K-IFRS 2121, Levies, is applied to a liability to pay a levy imposed by a government in accordance with the legislation. The interpretation requires that the liability to pay a levy is recognized when the activity that triggers the payment of the levy occurs, as identified by the legislation (the obligating event). This interpretation is effective for annual periods beginning on or after January 1, 2014, with early adoption permitted. The Company expects that the application of this interpretation would not have an impact on its separate financial statements.

New standards, amendments and interpretations adopted by the Company for the year beginning on January 1, 2013, are as follows:

Amendment to K-IFRS 1001, Presentation of Financial Statements: Presentation of Items of Other Comprehensive Income

K-IFRS 1001, Presentation of Financial Statements, was amended to require other comprehensive income items to be classified into items that might be reclassified to profit or loss in subsequent periods and items that would not be reclassified subsequently. The Company applies the presentation of items of other comprehensive income in accordance with the amendment retrospectively, and restated the separate statement of comprehensive income for the year ended December 31, 2012. There is no effect on the Company’s total comprehensive income from the retrospective application of change in accounting policy.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Amendment to K-IFRS 1019, Employee Benefits

According to the amendment to K-IFRS 1019, Employee Benefits, the use of a ‘corridor’ approach is no longer permitted, and therefore all actuarial gains and losses incurred are immediately recognized in other comprehensive income. All past service costs incurred from changes in pension plan are immediately recognized, and interest costs and expected returns on plan assets that used to be separately calculated are now calculated as net interest expense(income) by applying discount rate used in measuring defined benefit obligation in net defined benefit liabilities(assets). The Company applies the accounting policy retrospectively in accordance with the amended standards and the comparative separate statements of financial position and separate statement of comprehensive income are restated by reflecting adjustments resulting from the retrospective application.

The effect of these changes in accounting policy on the statements of financial position as of December 31, 2013, December 31, 2012, and January 1, 2012, and on the statements of comprehensive income for the years ended December 31, 2013 and 2012, are as follows:

Effect on Separate Statements of Financial Position

(In millions of Korean won)	December 31, 2013		December 31, 2012		January 1, 2012
Decrease in accumulated other comprehensive income	￦	2,715	￦	2,780	￦	1,918
Increase in retained earnings		2,715		2,780		1,918

Effect on Separate Statements of Comprehensive Income

(In millions of Korean won)	2013		2012
Increase(decrease) in general and administrative expenses	￦	86	￦	(1,138)
Increase(decrease) in income tax benefit		21		(276)
Increase(decrease) in other comprehensive income		65		(862)

(In Korean won)
Increase(decrease) in earnings per share		—		2
Increase(decrease) in diluted earnings per share		—		2

Termination benefits are employee benefits provided in exchange for the termination of an employee’s employment as a result of either (a) the Company decision to terminate an employee’s employment before the normal retirement date; or (b) an employee’s decision to accept an offer of benefits in exchange for the termination of employment. The Company recognizes liabilities and expenses for termination benefits at the earlier of the following dates: when the Company can no longer withdraw the offer of those benefits and when the Company recognizes costs for a restructuring that is within the scope of K-IFRS 1037 and involves the payment of termination benefits. Termination benefits are measured by considering the number of employees expected to accept the offer in the case of a voluntary early retirement. Termination benefits which are not expressed to be settled wholly before 12 months after the end of the reporting period are discounted to present values. The application of this amendment does not have a material impact on its separate financial statements.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

K-IFRS 1027, Separate Financial Statements

K-IFRS 1027, that was amended in accordance with the enactment of K-IFRS 1110, applies to investments in subsidiaries, associates and joint ventures on the separate financial statements. There is no impact of the amendment of K-IFRS 1027 on the separate financial statements of the Company.

Enactment of K-IFRS 1110, Consolidated Financial Statements

K-IFRS 1110 supersedes K-IFRS 1027, Consolidated and Separate Financial Statements and K-IFRS 2012, Consolidation: Special Purpose Entities.

K-IFRS 1110, Consolidated Financial Statements, builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included in the consolidated financial statements of the Parent Company. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. There is no impact of the enactment of K-IFRS1110 on the separate financial statements of the Company.

Enactment of K-IFRS 1111, Joint Arrangements

K-IFRS 1111, Joint Arrangements, aims to reflect the substance of joint arrangements by focusing on the contractual rights and obligations that each party to the arrangement has rather than its legal form. Joint arrangements are classified as either joint operations or joint ventures. A joint operation is when joint operators have rights to the assets and obligations for the liabilities, and account for the assets, liabilities, revenues and expenses, while parties to the joint venture have rights to the net assets of the arrangement. The adoption of K-IFRS 1111 does not have an impact on the accounting requirements of the Company.

Enactment of K-IFRS 1112, Disclosures of Interests in Other Entities

K-IFRS 1112, Disclosures of Interests in Other Entities, provides the disclosure requirements for all forms of interests in other entities, including a subsidiary, a joint arrangement, an associate and an unconsolidated structured entity. Disclosures of interests in other entities on the separate financial statements were still prepared in accordance with K-IFRS 1027, Separate Financial Statements. In the meantime, the disclosures for an unconsolidated structured entity are required under K-IFRS 1112 if an entity has an interest in unconsolidated structured entity and prepares the separate financial statements as its only financial statements. The adoption of K-IFRS 1112 does not have an impact on the separate financial statements of the Company.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Enactment of K-IFRS 1113, Fair value measurement

K-IFRS 1113, Fair Value Measurement, aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for all fair value measurements under K-IFRS. K-IFRS 1113 does not extend the use of fair value accounting but provides guidance on how it should be applied where its use is already required or permitted by other standards within K-IFRS. K-IFRS 1113 has been effective prospectively for annual periods beginning on or after January 1, 2013. The adoption of K-IFRS 1113 does not have a material impact on the separate financial statements of the Company.

2.2 Measurement Basis

The separate financial statements have been prepared under the historical cost convention unless otherwise specified.

2.3 Functional and Presentation Currency

Items included in the separate financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (the functional currency). The separate financial statements are presented in Korean won, which is the Company’s presentation currency.

2.4 Significant Estimates

The preparation of the separate financial statements requires the application of accounting policies, certain critical accounting estimates and assumptions that may have a significant impact on assets(liabilities) and incomes(expenses). The managements’ estimate of outcome may differ from an actual outcome if the managements’ estimate and assumption based on its best judgment at the reporting date are different from an actual environment.

Estimates and assumptions are continually evaluated and any change in an accounting estimate is recognized prospectively by including it in profit or loss in the period of the change, if the change affects that period only. Alternatively if the change in accounting estimate affects both the period of change and future periods, that change is recognized in the profit or loss of all those periods.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Uncertainty in estimates and assumptions with significant risk that will result in material adjustment to the separate financial statements are as follows:

2.4.1 Deferred income taxes

The recognition of a deferred tax asset relies on an assessment of the probability and sufficiency of future taxable profits, future reversals of existing taxable temporary differences and ongoing tax planning strategies.

2.4.2 Net defined benefit liabilities

The present value of net defined benefit liability depends on a number of factors that are determined on an actuarial basis using a number of assumptions (Note 14).

3. Significant accounting policies

The significant accounting policies applied in the preparation of these separate financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

3.1 Cash and cash equivalents

Cash and cash equivalents include cash on hand, foreign currency, and short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

3.2 Loans and receivables

Non-derivative financial assets which meet the following conditions are classified as loans and receivables:

•	Those with fixed or determinable payments.

•	Those that are not quoted in an active market.

•	Those that the Company does not intend to sell immediately or in the near term.

•	Those that the Company, upon initial recognition, does not designate as available for sale or as at fair value through profit or loss.

After initial recognition, these are subsequently measured at amortized cost using the effective interest method.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured and recognized in profit or loss as provision for credit loss.

Impairment loss on loans reduces the carrying amount of the asset through use of an allowances account, and when a loan becomes uncollectable, it is written off against the related allowances account. If, in a subsequent period, the amount of the impairment loss decreases and is objectively related to the subsequent event after recognition of impairment, the previously recognized impairment loss is reversed by adjusting an allowances account. The amount of the reversal is recognized in profit or loss.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

3.3 Investments in Subsidiaries

Investments in subsidiaries are accounted at cost method in accordance with K-IFRS 1027. The Company determines at each reporting date whether there is any objective evidence that the investments in the subsidiaries are impaired. If this is the case, the Company calculates the amount of impairment as the difference between the recoverable amount of the subsidiaries and its carrying value.

3.4 Property and equipment

Recognition and Measurement

All property and equipment that qualify for recognition as an asset is measured at its cost and subsequently carried at its cost less any accumulated depreciation and any accumulated impairment losses.

The cost of property and equipment includes any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management and the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Subsequent expenditures are capitalized only when they prolong the useful life or enhance values of the assets but the costs of the day-to-day servicing of the assets such as repair and maintenance costs are recognized in profit or loss as incurred. When part of an item of an asset has a useful life different from that of the entire asset, it is recognized as a separate asset.

Depreciation

Land is not depreciated, whereas other property and equipment are depreciated using the method that reflects the pattern in which the asset’s future economic benefits are expected to be consumed by the Company. The depreciable amount of an asset is determined after deducting its residual value.

Each part of an item of property and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately.

The depreciation method and estimated useful lives of the assets are as follows:

Property and equipment	Depreciation method	Estimated useful lives
Leasehold improvements	Declining-balance	4 years
Equipment and vehicles	Declining-balance	4 years

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The residual value, the useful life and the depreciation method applied to an asset are reviewed at least at each financial year-end and, if expectations differ from previous estimates or if there has been a significant change in the expected pattern of consumption of the future economic benefits embodied in the asset, the changes are accounted for as a change in an accounting estimate.

3.5 Intangible assets

Intangible assets are measured initially at cost and subsequently carried at their cost less any accumulated amortization and any accumulated impairment losses.

Intangible assets, except for membership right, are amortized using the straight-line method with no residual value over their estimated useful economic life since the asset is available for use.

Intangible assets	Amortization method	Estimated useful lives
Software	Straight-line	4 years
Others	Straight-line	4 years

The amortization period and the amortization method for intangible assets with a finite useful life are reviewed at least at each financial year end. Where an intangible asset is not being amortized because its useful life is considered to be indefinite, the Company carries out a review in each accounting period to confirm whether or not events and circumstances still support the assumption of an indefinite useful life. If they do not, the change from the indefinite to finite useful life is accounted for as a change in an accounting estimate.

3.6 Impairment of non-financial assets

The Company assesses at the end of each reporting period whether there is any indication that a non-financial asset except for (i) deferred income tax assets, (ii) assets arising from employee benefits and (iii) non-current assets (or group of assets to be sold) classified as held for sale, may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset.

The recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the Company determines the recoverable amount of the cash-generating unit to which the asset belongs (the asset’s cash-generating unit). A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use. Value in use is the present value of the future cash flows expected to be derived from an asset or cash-generating unit that are discounted by a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

If, and only if, the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. That reduction is an impairment loss and recognized immediately in profit or loss.

3.7 Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The risks and uncertainties that inevitably surround many events and circumstances are taken into account in reaching the best estimate of provisions, and where the effect of the time value of money is material, the amount of provisions are the present value of the expenditures expected to be required to settle the obligation.

Provisions are reviewed at the end of each reporting period and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provisions are reversed.

3.8 Equity instrument issued by the Company

An equity instrument is any contract or agreement that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are deducted, net of tax, from the equity.

3.9 Revenue recognition

Revenue shall be recognized when all the following conditions have been satisfied:

a)	The amount of revenue can be measured reliably.

b)	It is probable that the economic benefits associated with the transaction will flow to the company.

c)	Specific conditions are satisfied for activities.

3.9.1 Interest income and expense

Interest income and expense are recognized using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial asset or a financial liability (or groups of financial assets or financial liabilities) and of allocating the interest income or interest expense over the relevant period.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments through the expected life of the financial instrument or, where appropriate, a shorter period, to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, the Company estimates cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.

Interest on impaired financial assets is recognized using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss.

3.9.2 Fee and commission income

Fee and commission income is recognized on an accrual basis in accordance with the substance of transaction.

3.9.3 Dividend income

Dividend income is recognized when the shareholder’s right to receive payment is established.

3.10 Employee compensation and benefits

Post-employment benefit: Defined benefit plans

All post-employment benefit, other than defined contribution plans, is classified as defined benefit plans. The amount recognized as a defined benefit liability is the present value of the defined benefit obligation less the fair value of plan assets at the end of the reporting period.

The present value of the defined benefit obligation is calculated annually by independent actuaries using the Projected Unit Credit method. The rate used to discount post-employment benefit obligations is determined by reference to market yields at the end of the reporting period on high quality corporate bonds. The currency and term of the corporate bonds are consistent with the currency and estimated term of the post-employment benefit obligations. Actuarial gains and losses including experience adjustments and the effects of changes in actuarial assumptions are recognized in other comprehensive income.

When the fair value of plan assets deducted from the total of the present value of the defined benefit obligation results in an asset, it is recognized to the extent of any cumulative unrecognized past service cost and the present value of any economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan.

Past service cost arises when the Company introduces a defined benefit plan that attributes to past service or changes the benefits payable for past service under an existing defined benefit plan. Such past service cost is recognized immediately in profit or loss.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Short-term employee benefits

Short-term employee benefits are employee benefits (other than termination benefits) that are due to be settled within 12 months after the end of the period in which the employees render the related service. The undiscounted amount of short-term employee benefits expected to be paid in exchange for that service is recognized as a liability (accrued expense), after deducting any amount already paid.

The expected cost of profit-sharing and bonus payments are recognized as liabilities when the Company has a present legal or constructive obligation to make such payments as a result of past events rendered by employees and a reliable estimate of the obligation can be made.

Share-based payment

The Company operates share-based payment arrangements granting awards to directors and employees of the Company. The Company has a choice of whether to settle the awards in cash or by issuing equity instruments for a share-based payment transaction at the date of settlement.

For a share-based payment transaction in which the terms of the arrangement provide the Company with the choice of whether to settle in cash or by issuing equity instruments, the Company determined that it has a present obligation to settle in cash because the Company has a past practice and a stated policy of settling in cash. Therefore, the Company accounts for the transaction in accordance with the requirements of cash-settled share-based payment transactions.

The Company measures the services acquired and the liability incurred at fair value. Until the liability is settled, the Company remeasures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the year.

Termination benefits

Termination benefits are employee benefits provided in exchange for the termination of an employee’s employment as a result of either (a) the Company decision to terminate an employee’s employment before the normal retirement date; or (b) an employee’s decision to accept an offer of benefits in exchange for the termination of employment. The Company recognizes liabilities and expenses for termination benefits at the earlier of the following dates: when the Company can no longer withdraw the offer of those benefits and when the Company recognizes costs for a restructuring that is within the scope of K-IFRS 1037 and involves the payment of termination benefits. Termination benefits are measured by considering the number of employees expected to accept the offer in the case of a voluntary early retirement. Termination benefits which are not expressed to be settled wholly before 12 months after the end of the reporting period are discounted to present values.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

3.11 Income tax expenses

Income tax expense (tax benefit) comprises current tax expense (current tax benefit) and deferred income tax expense (deferred income tax benefit). Current and deferred income tax are recognized as income or expense and included in profit or loss for the year, except to the extent that the tax arises from (a) a transaction or event which is recognized either in other comprehensive income or directly in equity and (b) a business combination.

Current income tax

Current income tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (tax loss) for a period. A difference between the taxable profit and accounting profit may arise when income or expense is included in accounting profit in one period but is included in taxable profit in a different period. Differences may also arise if there is revenue that is exempt from taxation or expenses that is not deductible in determining taxable profit (tax loss). Current income tax liabilities (assets) for the current and prior periods are measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The Company offsets current income tax assets and current income tax liabilities if, and only if, the Company (a) has a legally enforceable right to offset the recognized amounts and (b) intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Deferred income tax

Deferred income tax is recognized, using the asset-liability method, on temporary differences arising between the tax based amount of assets and liabilities and their carrying amount in the financial statements. Deferred income tax liabilities are recognized for all taxable temporary differences and deferred income tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. However, deferred income tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

The carrying amount of a deferred income tax asset is reviewed at the end of each reporting period. The Company reduces the carrying amount of a deferred income tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred income tax asset to be utilized.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Deferred income tax assets and liabilities are measured at the tax rates that are expected to be applied to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred income tax liabilities and deferred income tax assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

The Company offsets deferred income tax assets and deferred income tax liabilities when the Company has a legally enforceable right to offset current income tax assets against current income tax liabilities; and the deferred income tax assets and the deferred income tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity; or different taxable entities which intend either to settle current income tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred income tax liabilities or assets are expected to be settled or recovered.

Uncertain tax positions

Uncertain tax positions arise from tax treatments applied by the Company which may be challenged by the tax authorities due to the complexity of the transaction or different interpretation of the tax laws, a claim for rectification brought by the Company, or an appeal for a refund claimed from the tax authorities related to additional assessments. The Company recognizes its uncertain tax positions in the financial statements based on the guidance in K-IFRS 37. A liability related to an uncertain tax position is recognized as the best estimate of expenditure if the uncertain tax position is probable of resulting in additional payment to the tax authorities. Meanwhile assets related to uncertain tax positions, caused by a claim for rectification or an appeal for refund claimed from the tax authorities related to additional assessments, are treated as contingent assets under K-IFRS 37. Therefore, tax expenses are recognized in the financial statements when the uncertain tax position is probable of resulting in additional payment to the tax authorities, while tax benefits are recognized only when the tax refund is virtually certain.

The Company classifies interest and penalties related to uncertain tax positions as a component of income tax expense.

3.12 Earnings per share

The Company calculates basic earnings per share amounts and diluted earnings per share amounts for profit or loss attributable to ordinary equity holders and presents them in the statement of comprehensive income. Basic earnings per share is calculated by dividing profit or loss attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the period. For the purpose of calculating diluted earnings per share, the Company adjusts profit or loss attributable to ordinary equity holders and the weighted average number of shares outstanding for the effects of all dilutive potential ordinary shares including convertible bond and share option.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

3.13 Operating segments

The Company is composed of a single operating segment. Therefore, disclosures on segments are omitted in accordance with K-IFRS 1108, Operating Segments.

4. Financial Risk Management

4.1 Summary

4.1.1 Overview of Risk Management Policy

The financial risks that the Company is exposed to are credit risk, market risk and liquidity risk.

The note regarding financial risk management provides information about the risks that the Company is exposed to, including the objectives, policies and processes for managing the risks, and the methods used to measure the risks and capital adequacy. Additional quantitative information is disclosed throughout the separate financial statements.

The Company’s risk management system focuses on increasing transparency, developing the risk management environment, and the preemptive response to risk due to rapid changes in the financial environment to support the Company’s long-term strategy and business decisions efficiently. Credit risk, market risk and liquidity risk have been recognized as the Company’s key risks. These risks are measured in Economic Capital or VaR (Value at Risk) and are managed using a statistical method.

4.1.2 Risk Management Organization

Risk Management Committee

The Risk Management Committee establishes risk management strategies in accordance with the directives of the Board of Directors and determines the Company’s target risk appetite, approves significant risk matters and reviews the level of risks that the Company is exposed to and the appropriateness of the Company’s risk management operations as an ultimate decision-making authority.

Risk Management Council

The Risk Management Council reviews and makes decisions on matters delegated by the Risk Management Committee and discusses the detailed issues relating to the Company’s risk management.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Risk Management Department

The Risk Management Department is responsible for conducting work processes, procedures and detailed policies.

4.2 Credit Risk

4.2.1 Overview of Credit Risk

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For risk management reporting purposes, the individual borrower’s default risk is considered.

4.2.2 Credit Risk Management

The Company measures expected losses on assets that are subject to credit risk management and uses it as a management indicator.

4.2.3 Maximum Exposure to Credit Risk

The Company’s maximum exposures of financial instruments to credit risk without consideration of collateral values as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Due from financial institutions	￦	77,298	￦	96,234
Loans		10,000		25,000
Other financial assets		20,435		20,226

	￦	107,733	￦	141,460

4.2.4 Credit Risk of Loans

The Company maintains an allowance for loan losses associated with credit risk on loans to manage its credit risk.

The Company recognizes an impairment loss on loans carried at amortized cost when there is any objective indication of impairment. Under K-IFRS, an impairment loss is based on losses incurred at the end of the reporting period. Therefore, the Company does not recognize losses expected as a result of future events. The Company measures inherent incurred losses on loans and presents them in the financial statements through the use of an allowance account which is offset against the related loans.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Loans are classified as follows:

(In millions of Korean won)	2013			2012
	Corporate loans		Percentage (%)	Corporate loans		Percentage (%)
Loan before allowances
Neither past due nor impaired	￦	10,000	100.00	￦	25,000	100.00
Past due but not impaired		—	—		—	—
Impaired		—	—		—	—

		10,000	100.00		25,000	100.00
Allowances		—	—		—	—

Carrying amount	￦	10,000	100.00	￦	25,000	100.00

Credit quality of loans that are neither past due nor impaired:

(In millions of Korean won)	2013		2012
Grade 1	￦	10,000	￦	25,000
Grade 2		—		—
Grade 3		—		—
Grade 4		—		—
Grade 5		—		—

	￦	10,000	￦	25,000

Credit quality of loans is classified as follows, according to the probability of default:

Range of PD(%) (Probability of Default)
Grade 1	0.0 ~ 1.0
Grade 2	1.0 ~ 5.0
Grade 3	5.0 ~ 15.0
Grade 4	15.0 ~ 30.0
Grade 5	30.0 ~

4.2.5 Credit Risk Concentration Analysis

The details of the Company’s corporate loans by country, as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Corporate loans		%	Allowances		Carrying amount
Korea	￦	10,000	100.00	￦	—	￦	10,000

	￦	10,000	100.00	￦	—	￦	10,000

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(In millions of Korean won)	2012
	Corporate loans		%	Allowances		Carrying amount
Korea	￦	25,000	100.00	￦	—	￦	25,000

	￦	25,000	100.00	￦	—	￦	25,000

The details of the Company’s loans by industry as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Loans		%	Allowances		Carrying amount
Financial institutions	￦	10,000	100.00	￦	—	￦	10,000

	￦	10,000	100.00	￦	—	￦	10,000

(In millions of Korean won)	2012
	Loans		%	Allowances		Carrying amount
Financial institutions	￦	25,000	100.00	￦	—	￦	25,000

	￦	25,000	100.00	￦	—	￦	25,000

4.3 Liquidity Risk

4.3.1 Overview of Liquidity Risk

Liquidity risk is the risk of insolvency or loss due to a disparity between the inflow and outflow of funds, unexpected outflow of funds, and obtaining funds at a high price or disposing of assets at an unfavorable price due to lack of available funds. The Company manages its liquidity risk through analysis of the contractual maturity of all financial assets and liabilities. The Company discloses them by maturity group: On demand, up to one month, between over one month and three months, between over three months and 12 months, between over one year and five years, and over five years.

Cash flows disclosed for the maturity analysis are undiscounted contractual principal and interest to be received (paid) and, thus, differs from the amount in the financial statements which are based on the present value of expected cash flows in some cases. The amount of interest to be received on assets or paid on liabilities calculated using a floating interest rate, is measured on the assumption that the current interest rate would be the same upon maturity.

4.3.2. Liquidity Risk Management

The liquidity risk is managed by liquidity management principles and related guideline which are applied to the risk management policies and procedures that address all the possible risks that arise from the overall business of the Company.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

4.3.3. Analysis of Remaining Contractual Maturity of Financial Assets and Liabilities

The remaining contractual maturity of financial assets and liabilities as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)
	2013
	On demand		Up to 1 month		1-3 months		3-12 months		1-5 years		Over 5 years		Total
Financial assets
Cash and due from financial institutions[1]	￦	27,332	￦	50,340	￦	—	￦	—	￦	—	￦	—	￦	77,672
Loans		—		34		67		10,101		—		—		10,202
Other financial assets		—		35		—		20,540		—		—		20,575

	￦	27,332	￦	50,409	￦	67	￦	30,641	￦	—	￦	—	￦	108,449

Financial liabilities
Debentures	￦	—	￦	—	￦	2,941	￦	8,822	￦	315,330	￦	74,471	￦	401,564
Other financial liabilities		—		840		1,579		1,156		—		—		3,575

	￦	—	￦	840	￦	4,520	￦	9,978	￦	315,330	￦	74,471	￦	405,139

(In millions of Korean won)
	2012
	On demand		Up to 1 month		1-3 months		3-12 months		1-5 years		Over 5 years		Total
Financial assets
Cash and due from financial institutions[1]	￦	11,251	￦	85,416	￦	—	￦	—	￦	—	￦	—	￦	96,667
Loans		—		100		200		25,300		—		—		25,600
Other financial assets		—		8		—		20,358		—		—		20,366

	￦	11,251	￦	85,524	￦	200	￦	45,658	￦	—	￦	—	￦	142,633

Financial liabilities
Other financial liabilities	￦	—	￦	874	￦	—	￦	286	￦	—	￦	—	￦	1,160

	￦	—	￦	874	￦	—	￦	286	￦	—	￦	—	￦	1,160

[1]	The amount of ￦3 million, representing the restricted amount due from the financial institutions as of December 31, 2013 and 2012, is excluded.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

4.4 Market Risk

4.4.1 Definition of Market Risk

Market risk is the risk of possible losses which arise from changes in market factors, such as interest rate, stock price, foreign exchange rate and other market factors that affect the fair value or future cash flows of financial instruments. The most significant risks are interest rate risks.

4.4.2 Interest Rate Risk

Definition of interest rate risk

Interest rate risk is the risk that the fair value or future cash flows arising from interest income and interest cost will fluctuate because of changes in interest.

Observation method on interest rate risk

The main objective of interest rate risk management is to protect asset values against interest rate fluctuations. The Company manages the risk through interest rate gap analysis on interest rate maturities between interest-bearing assets and interest-bearing liabilities, and measurement and management of interest rate VaR.

Disclosure of results from each observation method

i. Interest rate gap analysis

Interest rate gap analysis is based on interest rates repricing maturities of interest-bearing assets and interest-bearing liabilities. It measures expected changes in net interest income by calculating the difference in the amounts of interest-bearing assets and interest-bearing liabilities at each maturity. The Company conducts interest rate gap analysis on assets denominated in Korean won and foreign currency on a monthly basis. However, where there is no maturity of a particular instrument, then a maturity date is set according to liquidity risk management guideline.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The results of the interest rate gap analysis as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Up to 3 months		3~6 months		6~12 months		1~3 years		Over 3 years		Total
Interest-bearing assets
Cash and due from financial institutions	￦	77,295	￦	—	￦	—	￦	—	￦	—	￦	77,295
Loans		10,000		—		—		—		—		10,000

	￦	87,295	￦	—	￦	—	￦	—	￦	—	￦	87,295

Interest-bearing liabilities
Debentures	￦	—	￦	—	￦	—	￦	150,000	￦	200,000	￦	350,000

Gap	￦	87,295	￦	—	￦	—	￦	(150,000)	￦	(200,000)	￦	(262,705)

Accumulated gap	￦	87,295	￦	87,295	￦	87,295	￦	(62,705)	￦	(262,705)
Percentage (%)		100.00		100.00		100.00		(71.83)		(300.94)

(In millions of Korean won)	2012
	Up to 3 months		3~6 months		6~12 months		1~3 years		Over 3 years		Total
Interest-bearing assets
Cash and due from financial institutions	￦	96,231	￦	—	￦	—	￦	—	￦	—	￦	96,231
Loans		25,000		—		—		—		—		25,000

	￦	121,231	￦	—	￦	—	￦	—	￦	—	￦	121,231

Interest-bearing liabilities
Debts	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—

Gap	￦	121,231	￦	—	￦	—	￦	—	￦	—	￦	121,231

Accumulated gap	￦	121,231	￦	121,231	￦	121,231	￦	121,231	￦	121,231
Percentage (%)		100.00		100.00		100.00		100.00		100.00

ii. Interest Rate VaR

Interest rate VaR is the maximum possible loss due to interest rate risk at a 99.94% confidence level. The measurement results of risk as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Interest rate VaR	￦	15,011	￦	208

4.5. Capital Adequacy

The Company complies with the capital adequacy standard established by the Financial Services Commission. The capital adequacy standard is based on Basel III published by Basel Committee on Banking Supervision in Bank of International Settlements in June 2011, and was implemented in Korea in December 2013. The Group is required to maintain a minimum Common Equity Tier 1 ratio of at least 3.5%, a minimum Tier 1 ratio of 4.5% and a minimum Total Regulatory Capital of 8.0% in December 2013.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The Group’s equity capital is classified into three categories in accordance with the Supervisory Regulations and Detailed Supervisory Regulations on Financial Holding Companies.:

•	Common Equity Tier 1 Capital: Common equity Tier 1 Capital represents the issued capital that takes the first and proportionately greatest share of any losses and represents the most subordinated claim in liquidation of the Group, and not repaid outside of liquidation. It includes common shares issued, capital surplus, retained earnings, non-controlling interests of consolidated subsidiaries, accumulated other comprehensive income, other capital surplus and others.

•	Additional Tier 1 Capital: Additional Tier 1 Capital includes (i) perpetual instruments issued by the Group that meet the criteria for inclusion in Additional Tier 1 capital, and (ii) stock surplus resulting from the issue of instruments included in Additional Tier 1 capital and others.

•	Tier 2 Capital: Tier 2 Capital represents the capital that takes the proportionate share of losses in the liquidation of the Group. Tier 2 Capital includes a fund raised by issuing subordinated debentures maturing in not less than 5 years that meet the criteria for inclusion in Additional Tier 2 capital, and the allowance for loan losses which are accumulated for assets classified as normal or precautionary as a result of classification of asset soundness in accordance with Regulation on Supervision of Financial Holding Companies and others.

Risk weighted asset means the inherent risks in the total assets held by the Group. The Group calculates risk weighted asset by each risk (credit risk, market risk, and operational risk) based on the Supervisory Regulations and Detailed Supervisory Regulations on Financial Holding Companies and uses it for BIS ratio calculation.

The Group assesses and monitors its adequacy of capital by using the internal assessment and management policy of the capital adequacy. The assessment of the capital adequacy is conducted by comparing available capital (actual amount of available capital) and economic capital (amount of capital enough to cover all significant risks under target credit rate set by the Group). The Group monitors the soundness of finance and provides risk adjusted basis for performance review using the assessment of the capital adequacy.

Economic Capital is the amount of capital to prevent the inability of payment due to unexpected loss in the future. The Group measures, allocates and monitors economic capital by risk type and subsidiaries.

The Risk Management Council of the Company determines the Group’s risk appetite and allocates economic capital by risk type and subsidiary. Each subsidiary efficiently operates its capital within a range of allocated economic capital. The Risk Management Department of the Company monitors the limit on economic capital and reports the results to management and the Risk Management Council. The Group maintains the adequacy of capital through proactive review and approval of the Risk Management Committee when the economic capital is expected to exceed the limits due to new business or business expansion.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The details of the Group’s capital adequacy ratios based on Basel III, as of December 31, 2013, are as follows:

(In millions of Korean won)	2013

Equity Capital:	￦	27,296,535
Tier 1 Capital		22,693,836
Common Equity Tier 1 Capital		22,693,836
Additional Tier 1 Capital		—
Tier 2 Capital		4,602,699
Risk-weighted assets:		177,514,060
Credit risk[1]		157,040,868
Market risk[2]		5,122,146
Operational risk[3]		15,351,046
Equity Capital (%):		15.38
Tier 1 Capital (%)		12.78
Common Equity Tier 1 Capital (%)		12.78

[1]	Credit risk weighted assets are measured using the Internal Rating-Based Approach and Standardized Approach.
[2]	Market-risk weighted assets are measured using the Standardized Approach.
[3]	Operational risk weighted assets are measured using the Basic Indicator Approach.

The details of the Group’s capital adequacy calculation in line with Basel I requirements as of December 31, 2012, are as follows:

(In millions of Korean won)	2012

Equity Capital:	￦	26,907,004
Tier 1 Capital		20,595,885
Tier 2 Capital		6,311,119
Risk-weighted assets:		193,510,143
Credit risk		187,465,230
Market risk		6,044,913
Equity Capital (%):		13.90
Tier 1 Capital (%)		10.64
Tier 2 Capital (%)		3.26

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

5. Financial Assets and Financial Liabilities

Financial assets and liabilities are measured at fair value or amortized cost.

The carrying amounts and fair value of financial assets and liabilities by category as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Carrying amount		Fair value
Financial assets
Loans and receivables
Cash and due from financial institutions	￦	77,298	￦	77,298
Loans		10,000		10,000
Other financial assets		20,435		20,435

	￦	107,733	￦	107,733

Financial liabilities
Financial liabilities at amortized cost
Debentures	￦	349,157	￦	298,080
Other financial liabilities		3,576		3,576

	￦	352,733	￦	301,656

(In millions of Korean won)	2012
	Carrying amount		Fair value
Financial assets
Loans and receivables
Cash and due from financial institutions	￦	96,234	￦	96,234
Loans		25,000		25,000
Other financial assets		20,226		20,226

	￦	141,460	￦	141,460

Financial liabilities
Financial liabilities at amortized cost
Other financial liabilities	￦	1,160	￦	1,160

	￦	1,160	￦	1,160

Fair value is the amount for which an asset could be exchanged, or a liability could be settled, between knowledgeable, willing parties in an arm’s length transaction. For each class of financial assets and financial liabilities, the Company discloses the fair value of that class of assets and liabilities in a way that permits it to be compared with its carrying amount at the end of each reporting period. The best evidence of fair value of financial instruments is quoted price in an active market.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Methods of determining fair value of financial instruments are as follows:

Cash and due from financial institutions	The carrying amounts of cash and demand due from financial institutions and payment due from financial institutions are a reasonable approximation of fair values. These financial instruments do not have a fixed maturity and are receivable on demand. Fair value of ordinary due from financial institutions is measured using a DCF model.

Loans	Discounted Cash Flow Model is used to determine the fair value of loans. Fair value is determined by discounting the expected cash flow, which are contractual cash flows adjusted by prepayment rate, at appropriate discount rate.

Debentures	Fair value is determined by using the valuations of independent third-party pricing services, which are calculated using market inputs.

Other financial assets and liabilities	The carrying amounts are reasonable approximation of fair values. These financial instruments are temporary accounts used for other various transactions and their maturities are relatively short or not defined.

Fair value hierarchy

The Company believes that valuation methods used for measuring the fair values of financial instruments are reasonable and that the fair values recognized in the statements of financial position are appropriate. However, the fair values of the financial instruments recognized in the statements of financial position may be different if other valuation methods or assumptions are used. Additionally, as there is a variety of valuation techniques and assumptions used in measuring fair value, it may be difficult to reasonably compare the fair value with that of other financial institutions.

The Company classifies and discloses fair value of the financial instruments into the following three-level hierarchy:

Level 1: The fair values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2: The fair values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: The fair values are based on unobservable inputs for the asset or liability.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The level in the fair value hierarchy within which the fair value measurement is categorized in its entirety shall be determined on the basis of the lowest level input that is significant to the fair value measurement in its entirety. For this purpose, the significance of an input is assessed against the fair value measurement in its entirety. If a fair value measurement uses observable inputs that require significant adjustment based on unobservable inputs, that measurement is a Level 3 measurement.

Fair value hierarchy of financial assets and liabilities whose fair value is disclosed

The fair value hierarchy of financial assets and liabilities whose fair value is disclosed as of December 31, 2013, is as follows:

(In millions of Korean won)	2013
	Fair value hierarchy
	Level 1		Level 2		Level 3		Total
Financial assets
Cash and due from financial institutions[1,2]	￦	—	￦	27,298	￦	50,000	￦	77,298
Loans[3]		—		—		10,000		10,000
Other financial assets		—		—		20,435		20,435

	￦	—	￦	27,298	￦	80,435	￦	107,733

Financial liabilities
Debentures	￦	—	￦	298,080	￦	—	￦	298,080
Other financial liabilities		—		—		3,576		3,576

	￦	—	￦	298,080	￦	3,576	￦	301,656

[1]	Because due from financial institutions classified as level 2 are deposits on demand, we regarded the carrying amount as representative of fair value.
[2]	Because due from financial institutions classified as level 3 are deposits with residual maturities of less than three months as of the reporting date, we regarded the carrying amount as representative of fair value.
[3]	Because loans classified as level 3 are loans with interest rate reset period of less than three months, we regarded the carrying amount as representative of fair value.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

6. Due From Financial Institution

The details of due from financial institution as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)		Financial Institution	Interest rate (%) (Dec. 31, 2013)	2013		2012

Due from financial institution in Korean won	Due from banking institution	Kookmin Bank	0.00 ~ 2.56	￦	77,298	￦	96,234

The maturities of due from financial institution, excluding restricted due from financial institution, as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Due in 3 months or less		Due after 3 months through 6 months		Due after 6 months through 1 year		Due after 1 year through 3 years		Over 3 years		Total
Due from financial institution in Korean won	￦	77,295	￦	—	￦	—	￦	—	￦	—	￦	77,295

(In millions of Korean won)	2012
	Due in 3 months or less		Due after 3 months through 6 months		Due after 6 months through 1 year		Due after 1 year through 3 years		Over 3 years		Total
Due from financial institution in Korean won	￦	96,231	￦	—	￦	—	￦	—	￦	—	￦	96,231

Restricted due from financial institution as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	Financial Institution	2013		2012		Reason for restriction
Due from financial institution in Korean won	Kookmin Bank	￦	3	￦	3	Pledged as collateral for the overdraft facility

		￦	3	￦	3

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

7. Loans

Loans as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Loans	￦	10,000	￦	25,000
Less: Allowances for loan losses		—		—

Carrying amount	￦	10,000	￦	25,000

8. Subsidiaries

The details of subsidiaries as of December 31, 2013, are as follows:

Name of subsidiary	Number of Issued Shares	Location	Industry

Kookmin Bank	404,379,116	Korea	Banking and domestic, foreign exchange transaction
KB Kookmin Card Co., Ltd.	92,000,000	Korea	Credit card
KB Investment & Securities Co., Ltd.	31,588,314	Korea	Financial investment
KB Life Insurance Co., Ltd.	91,200,000	Korea	Life insurance
KB Asset Management Co., Ltd.	7,667,550	Korea	Investment advisory and collective investment
KB Real Estate Trust Co., Ltd.	16,000,000	Korea	Real estate trust management
KB Investment Co., Ltd.	8,951,797	Korea	Investment in small company
KB Credit Information Co., Ltd.	1,252,400	Korea	Collection of receivables and credit investigation
KB Data System Co., Ltd.	800,000	Korea	Software advisory, development and supply
KB Savings Bank Co., Ltd.	6,800,000	Korea	Savings Banking
Yehansoul Savings Bank Co., Ltd.	8,748,793	Korea	Savings Banking

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Investments in subsidiaries as of December 31, 2013 and 2012, are as follows:

Name of subsidiary	Ownership(%) (Dec. 31, 2013)	2013		2012
Kookmin Bank	100.00	￦	14,821,721	￦	14,821,721
KB Kookmin Card Co., Ltd.	100.00		1,953,175		1,953,175
KB Investment & Securities Co., Ltd.	100.00		507,212		507,212
KB Life Insurance Co., Ltd.[1]	100.00		485,314		138,484
KB Asset Management Co., Ltd.	100.00		96,312		96,312
KB Real Estate Trust Co., Ltd.	100.00		121,553		121,553
KB Investment Co., Ltd.	100.00		104,910		104,910
KB Credit Information Co., Ltd.	100.00		23,621		23,621
KB Data System Co., Ltd.	100.00		6,334		6,334
KB Savings Bank Co., Ltd.	100.00		134,531		171,526
Yehansoul Savings Bank Co., Ltd.[2]	100.00		37,760		—

		￦	18,292,443	￦	17,944,848

[1]	The Company acquired the 49% of total issued shares of KB Life Insurance Co., Ltd. for ￦166,830 million, and increased the paid-in capital of ￦180,000 million in 2013.
[2]	The Company acquired Yehansoul Savings Bank Co., Ltd. for ￦37,760 million in 2013.

The changes in accumulated impairment losses on investments in subsidiaries for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning		Impairment		Others		Ending
Accumulated impairment losses on investments in subsidiaries[1]	￦	—	￦	36,995	￦	—	￦	36,995

(In millions of Korean won)	2012
	Beginning		Impairment		Others		Ending
Accumulated impairment losses on investments in subsidiaries	￦	—	￦	—	￦	—	￦	—

[1]	Industry environment of savings banks has deteriorated continuously and performance fell short of expectations primarily due to a decline of benchmark interest rate. Considering the aforementioned recent downturns, the Company recognized the impairment losses on investments in subsidiaries.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

9. Property and Equipment

The details of property and equipment as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Acquisition cost		Accumulated depreciation		Accumulated impairment losses		Carrying amount

Leasehold improvements	￦	424	￦	(331)	￦	—	￦	93
Equipment and vehicles		4,660		(4,111)		—		549

	￦	5,084	￦	(4,442)	￦	—	￦	642

(In millions of Korean won)	2012
	Acquisition cost		Accumulated depreciation		Accumulated impairment losses		Carrying amount

Leasehold improvements	￦	346	￦	(278)	￦	—	￦	68
Equipment and vehicles		4,111		(3,828)		—		283

	￦	4,457	￦	(4,106)	￦	—	￦	351

The changes in property and equipment for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning		Acquisition		Depreciation		Ending
Leasehold improvements	￦	68	￦	78	￦	(53)	￦	93
Equipment and vehicles		283		549		(283)		549

	￦	351	￦	627	￦	(336)	￦	642

(In millions of Korean won)	2012
	Beginning		Acquisition		Depreciation		Ending
Leasehold improvements	￦	120	￦	27	￦	(79)	￦	68
Equipment and vehicles		639		87		(443)		283

	￦	759	￦	114	￦	(522)	￦	351

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Property and equipment insured as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)

		Insurance Coverage
Type of insurance	Asset insured	2013		2012		Insurance company
General property insurance	Leasehold improvements	￦	424	￦	346	Samsung Fire & Marine Insurance Co., Ltd.
	Equipment and vehicles		4,660		4,111

		￦	5,084	￦	4,457

10. Intangible Assets

The details of intangible assets as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Acquisition Cost		Accumulated amortization		Accumulated impairment losses		Carrying amount
Software	￦	2,431	￦	(1,802)	￦	—	￦	629
Membership rights		11,692		—		(3,172)		8,520
Other intangible assets		3,315		(2,331)		—		984

	￦	17,438	￦	(4,133)	￦	(3,172)	￦	10,133

(In millions of Korean won)	2012
	Acquisition Cost		Accumulated amortization		Accumulated impairment losses		Carrying amount
Software	￦	1,814	￦	(1,650)	￦	—	￦	164
Membership rights		11,714		—		(3,289)		8,425
Other intangible assets		2,536		(2,003)		—		533

	￦	16,064	￦	(3,653)	￦	(3,289)	￦	9,122

The changes in intangible assets for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning		Acquisition		Disposal		Amortization		Impairment		Ending
Software	￦	164	￦	617	￦	—	￦	(152)	￦	—	￦	629
Membership rights[1]		8,425		1,260		(863)		—		(302)		8,520
Other intangible assets		533		779		—		(328)		—		984

	￦	9,122	￦	2,656	￦	(863)	￦	(480)	￦	(302)	￦	10,133

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(In millions of Korean won)	2012
	Beginning		Acquisition		Disposal		Amortization		Impairment		Ending
Software	￦	461	￦	83	￦	—	￦	(380)	￦	—	￦	164
Membership rights[1]		9,135		47		—		—		(757)		8,425
Other intangible assets		935		183		—		(585)		—		533

	￦	10,531	￦	313	￦	—	￦	(965)	￦	(757)	￦	9,122

[1]	Membership rights with indefinite useful lives recognized impairment losses because their recoverable amount is lower than their carrying amount.

The changes in accumulated impairment losses on intangible assets for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning	Impairment	Disposal		Ending
Accumulated impairment losses on intangible assets	￦ (3,289)	￦ (302)	￦	419	￦ (3,172)

(In millions of Korean won)	2012
	Beginning	Impairment	Disposal		Ending
Accumulated impairment losses on intangible assets	￦ (2,532)	￦ (757)	￦	—	￦ (3,289)

11. Deferred income tax assets and liabilities

The details of deferred income tax assets and liabilities as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Assets		Liabilities		Net amount
Share-based payments	￦	2,352	￦	—	￦	2,352
Membership rights		742		—		742
Defined benefit obligation		1,393		—		1,393
Plan assets		—		(1,111)		(1,111)
Investments in subsidiaries		—		—		—
Short-term employee benefits		239		—		239
Others		588		—		588

		5,314		(1,111)		4,203
Offsetting of deferred tax assets and liabilities		(1,111)		1,111		—

	￦	4,203	￦	—	￦	4,203

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(In millions of Korean won)	2012
	Assets		Liabilities		Net amount
Share-based payments	￦	2,320	￦	—	￦	2,320
Membership rights		796		—		796
Defined benefit obligation		1,602		—		1,602
Plan assets		—		(1,267)		(1,267)
Investments in subsidiaries		—		(493)		(493)
Short-term employee benefits		214		—		214
Others		628		—		628

		5,560		(1,760)		3,800
Offsetting of deferred tax assets and liabilities		(1,760)		1,760		—

	￦	3,800	￦	—	￦	3,800

Unrecognized deferred income tax assets

No deferred income tax assets have been recognized for the deductible temporary difference of ￦2,896,164 million, ￦77,275 million and ￦36,995 million associated with investments in subsidiaries, tax loss carryforwards and impairment losses on investments in subsidiaries, respectively, as of December 31, 2013, due to the uncertainty that all these will be realized in the future.

Unrecognized deferred income tax liabilities

No deferred income tax liabilities have been recognized for the taxable temporary difference of ￦2,395,805 million associated with investments in subsidiaries as of December 31, 2013, due to the following reasons:

•	The Company is able to control the timing of the reversal of the temporary difference.

•	It is probable that the temporary difference will not reverse in the foreseeable future.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The changes in cumulative temporary differences for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning		Decrease		Increase		Ending
Deductible temporary differences
Share-based payments	￦	9,586	￦	816	￦	950	￦	9,720
Membership rights		3,289		526		302		3,065
Investments in subsidiaries		2,896,164		—		—		2,896,164
Defined benefit obligation		6,620		2,799		1,936		5,757
Short-term employee benefits		887		887		986		986
Tax loss carryforwards		77,275		—		—		77,275
Impairment losses on investments in subsidiaries		—		—		36,995		36,995
Others		2,595		2,595		2,432		2,432

		2,996,416		7,623		43,601		3,032,394

Unrecognized deferred income tax assets:
Investments in subsidiaries		2,896,164						2,896,164
Tax loss carryforwards		77,275						77,275
Impairment losses on investments in subsidiaries		—						36,995

	￦	22,977					￦	21,960

Tax rate (%)		24.2						24.2

Deferred income tax assets from deductible temporary differences	￦	5,560					￦	5,314

Taxable temporary differences
Investments in subsidiaries	￦	(2,395,805)	￦	—	￦	—	￦	(2,395,805)
Plan assets		(5,236)		(2,799)		(2,156)		(4,593)

		(2,401,041)	￦	(2,799)	￦	(2,156)		(2,400,398)

Unrecognized deferred income tax liabilities:
Investments in subsidiaries		(2,385,623)						(2,395,805)

		(15,418)						(4,593)
Tax rate (%)		24.2						24.2

Deferred income tax liabilities from taxable temporary differences	￦	(1,760)					￦	(1,111)

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(In millions of Korean won)	2012
	Beginning		Decrease		Increase		Ending
Deductible temporary differences
Share-based payments	￦	6,228	￦	283	￦	3,641	￦	9.586
Membership rights		2,532		—		757		3,289
Investments in subsidiaries		2,896,164		—		—		2,896,164
Defined benefit obligation		5,301		1,554		2,873		6,620
Short-term employee benefits		890		890		887		887
Tax loss carryforwards		77,275		—		—		77,275
Others		2,489		2,489		2,595		2,595

		2,990,879	￦	5,216	￦	10,753		2,996,416

Unrecognized deferred income tax assets:
Investments in subsidiaries		2,896,164						2,896,164
Tax loss carryforwards		77,275						77,275

		17,440						22,977
Tax rate (%)		24.2						24.2

Deferred income tax assets from deductible temporary differences	￦	4,221					￦	5,560

Taxable temporary differences
Investments in subsidiaries	￦	(2,395,805)	￦	—	￦	—	￦	(2,395,805)
Plan assets		(5,301)		(2,214)		(2,149)		(5,236)

		(2,401,106)	￦	(2,214)	￦	(2,149)		(2,401,041)

Unrecognized deferred income tax liabilities:
Investments in subsidiaries		(2,385,624)						(2,385,623)

		(15,482)						(15,418)
Tax rate (%)		24.2						24.2

Deferred income tax liabilities from taxable temporary differences	￦	(1,776)					￦	(1,760)

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

12. Other Assets

The details of other assets as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Other financial assets
Other receivables	￦	35	￦	8
Accrued income		285		362
Guarantee deposits		20,115		19,856

		20,435		20,226

Other assets
Other receivables		248,599		289,656
Prepaid expenses		785		788
Advance payments		4		3

		249,388		290,447

	￦	269,823	￦	310,673

13. Debentures

The details of debentures as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)
	Issued date	Expiration date	Annual interest rates(%) (Dec. 31, 2013)	2013		2012
Unguaranteed debentures No. 3-1	2013.08.13	2016.08.13	3.14	￦	150,000	￦	—
Unguaranteed debentures No. 3-2	2013.08.13	2018.08.13	3.46		130,000		—
Unguaranteed debentures No. 3-3	2013.08.13	2020.08.13	3.65		70,000		—
	Bond Discounts				(843)		—

				￦	349,157	￦	—

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The maturities of debentures as of December 31, 2013 and 2012, are as follows:

2013
(In millions of Korean won)	Due in 3 months or less		Due after 3 months through 6 months		Due after 6 months through 1 year		Due after 1 year through 3 years		Over 3 Years		Total
Debentures in Korean won	￦	—	￦	—	￦	—	￦	150,000	￦	200,000	￦	350,000

2012
(In millions of Korean won)	Due in 3 months or less		Due after 3 months through 6 months		Due after 6 months through 1 year		Due after 1 year through 3 years		Over 3 Years		Total
Debentures in Korean won	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—

The changes in debentures based on face value for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning		Issue		Repayment	Ending
Debentures in Korean won	￦	—	￦	350,000	￦ —	￦	350,000

(in millions of Korean won)	2012
	Beginning		Issue		Repayment	Ending
Debentures in Korean won	￦	50,000	￦	—	￦ (50,000)	￦	—

14. Net defined benefit liabilities

Defined benefit plan

The Company operates a defined benefit plan which has the following characteristics:

•	The Company has the obligation to pay the agreed benefits to all its current and former employees.

•	Actuarial risk (that benefits will cost more than expected) and investment risk fall, in substance, on the Company.

The defined benefit obligation recognized in the statements of financial position is calculated by independent actuaries in accordance with actuarial valuation method.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The defined benefit obligation is calculated using the Projected Unit Credit method (the ‘PUC’). The data used in the PUC such as interest rates, future salary increase rate, mortality rate and consumer price index are based on observable market data and historical data which are updated annually.

Actuarial assumptions may differ from actual result due to change in the market, economic trend and mortality trend which may impact defined benefit obligation liabilities and future payments. Actuarial gains and losses arising from changes in actuarial assumptions are recognized in the period incurred through other comprehensive income(loss).

The changes in the defined benefit obligation for the years ended December 31, 2013 and 2012, are as follows:

	2013
(In millions of Korean won)	Present value of defined benefit obligation		Fair value of plan assets		Net defined benefit liabilities
Beginning	￦	10,158	￦	(8,774)	￦	1,384
Current service cost		1,724		—		1,724
Interest cost(income)		358		(309)		49
Remeasurements
Actuarial gains and losses by changes in demographic assumptions		12		—		12
Actuarial gains and losses by changes in financial assumptions		(821)		—		(821)
Actuarial gains and losses by experience adjustments		663		—		663
Return on plan assets (excluding amounts included in interest income)		—		60		60
Contributions by the employer		—		(1,800)		(1,800)
Payments from plans		(2,210)		2,210		—
Payments from the Company		(74)		—		(74)
Transfer in		1,118		(882)		236
Transfer out		(1,396)		1,396		—

Ending	￦	9,532	￦	(8,099)	￦	1,433

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

	2012
(In millions of Korean won)	Present value of defined benefit obligation		Fair value of plan assets		Net defined benefit liabilities
Beginning	￦	7,828	￦	(6,836)	￦	992
Current service cost		1,469		—		1,469
Interest cost(income)		337		(295)		42
Remeasurements
Actuarial gains and losses by changes in demographic assumptions		(49)		—		(49)
Actuarial gains and losses by changes in financial assumptions		851		—		851
Actuarial gains and losses by experience adjustments		264		—		264
Return on plan assets (excluding amounts included in interest income)		—		72		72
Contributions by the employer		—		(2,342)		(2,342)
Payments from plans		(1,162)		1,162		—
Payments from the Company		(97)		—		(97)
Transfer in		1,140		(927)		213
Transfer out		(423)		392		(31)

Ending	￦	10,158	￦	(8,774)	￦	1,384

The details of the net defined benefit liabilities as of December 31, 2013 and 2012, are as follows:

	2013		2012
Present value of defined benefit obligation	￦	9,532	￦	10,158
Fair value of plan assets		(8,099)		(8,774)

Net defined benefit liabilities	￦	1,433	￦	1,384

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The details of post-employment benefits recognized in profit and loss as employee compensation and benefits for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Current service cost	￦	1,724	￦	1,469
Interest expenses		49		42

Post-employment benefits	￦	1,773	￦	1,511

Remeasurements of the net defined benefit liabilities recognized as other comprehensive income for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Remeasurements
Return on plan assets (excluding amounts included in interest income)	￦	(60)	￦	(72)
Actuarial gains and losses		146		(1,066)
Income tax effects		(21)		276

Remeasurements after income tax	￦	65	￦	(862)

Plan assets as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Assets quoted in an active market		Assets not quoted in an active market		Total
Cash and due from financial institutions	￦	—	￦	8,099	￦	8,099

(In millions of Korean won)	2012
	Assets quoted in an active market		Assets not quoted in an active market		Total
Cash and due from financial institutions	￦	—	￦	8,774	￦	8,774

Key actuarial assumptions used as of December 31, 2013 and 2012, are as follows:

	2013	2012
Discount rate (%)	4.00	3.55
Future salary increase rate (%)	2.50(2014), 4.55(2015~)	2.50(2013), 4.55(2014~)
Turnover (%)	0.70	0.70

Mortality assumptions are based on the 7th experience-based mortality table(retirement pension) of Korea Insurance Development Institute of 2012.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions as of December 31, 2013, is as follows:

		Effect on net defined benefit obligation
	Changes in principal assumption	Increase in principal assumption	Decrease in principal assumption
Discount rate (%)	0.5	6.67 decrease	7.27 increase
Salary increase rate (%)	0.5	7.44 increase	6.88 decrease
Turnover (%)	0.5	0.28 decrease	0.29 increase

The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. The sensitivity of the defined benefit obligation to changes in principal actuarial assumptions is calculated using the projected unit credit method, the same method applied when calculating the defined benefit obligations recognized on the statement of financial position.

Expected maturity analysis of undiscounted pension benefits as of December 31, 2013, are as follows:

(In millions of Korean won)	Less than 1 year		Between 1 and 2 years		Between 2 and 5 years		Between 5 and 10 years		Over 10 years		Total
Pension benefits	￦	70	￦	303	￦	428	￦	5,511	￦	58,432	￦	64,744

The weighted average duration of the defined benefit obligation is 14.4 years.

Expected contribution to plan assets for period post-December 31, 2013, is estimated to be approximately ￦1,900 million.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

15. Other liabilities

The details of other liabilities as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Other financial liabilities
Other payables	￦	306	￦	445
Accrued expenses		3,270		715

		3,576		1,160

Other non-financial liabilities
Other payables		178		3,957
Accrued expenses		51,580		41,328
Withholding taxes		268		322

		52,026		45,607

	￦	55,602	￦	46,767

16. Equity

16.1 Share capital

The details of share capital as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won, except per share amounts)	2013		2012

Type		Ordinary share		Ordinary share
Number of authorized shares		1,000,000,000		1,000,000,000
Par value per share	￦	5,000	￦	5,000
Number of issued shares		386,351,693		386,351,693
Share capital	￦	1,931,758	￦	1,931,758

The changes in shares outstanding for the years ended December 31, 2013 and 2012, are as follows:

	2013
	Beginning	Increase	Decrease	Ending
Number of issued shares	386,351,693	—	—	386,351,693

	2012
	Beginning	Increase	Decrease	Ending
Number of issued shares	386,351,693	—	—	386,351,693

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

16.2 Capital Surplus

The details of capital surplus as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Share premium	￦	12,226,597	￦	12,226,597
Other capital surplus		1,287,212		1,287,212

	￦	13,513,809	￦	13,513,809

16.3 Accumulated other comprehensive income

The details of accumulated other comprehensive income as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Remeasurements of net defined benefit liabilities	￦	(2,715)	￦	(2,780)

	￦	(2,715)	￦	(2,780)

The changes in accumulated other comprehensive income for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013
	Beginning		Changes		Tax effect		Ending
Remeasurements of net defined benefit liabilities	￦	(2,780)	￦	86	￦	(21)	￦	(2,715)

	￦	(2,780)	￦	86	￦	(21)	￦	(2,715)

(In millions of Korean won)	2012
	Beginning		Changes		Tax effect		Ending
Remeasurements of net defined benefit liabilities	￦	(1,918)	￦	(1,138)	￦	276	￦	(2,780)

	￦	(1,918)	￦	(1,138)	￦	276	￦	(2,780)

16.4 Retained Earnings

The details of retained earnings as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Legal reserves	￦	188,638	￦	124,014
Voluntary reserves		982,000		982,000
Regulatory reserve for credit losses		1,575		3,306
Unappropriated retained earnings		1,433,357		1,532,235

	￦	2,605,570	￦	2,641,555

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

With respect to the allocation of net profit earned in a fiscal term, the Company must set aside in its legal reserve an amount equal to at least 10% of its net income after tax as reported in the separate statement of comprehensive income each time it pays dividends on its net profits earned until its legal reserve reaches at least the aggregate amount of its paid-in capital in accordance with Article 53 of the Financial Holding Company Act. The reserve is not available for the payment of cash dividends, but may be transferred to share capital, or used to reduce accumulated deficit.

Statements of appropriation of retained earnings

(Date of appropriation for 2013: March 28, 2014)

(Date of appropriation for 2012: March 22, 2013)

(In millions of Korean won)	2013		2012
Unappropriated retained earnings
Balance at the beginning of year	￦	1,237,531	￦	883,220
Changes in accounting policy		—		1,918
Profit for the year		195,826		647,097

		1,433,357		1,532,235

Transfers such as discretionary reserves
Regulatory reserve for credit losses		280		1,731

		280		1,731

Appropriation of retained earnings
Legal reserve		19,583		64,624
Cash dividends
(Dividends per common share: ￦ 500 (10.0%) in 2013)
(Dividends per common share: ￦ 600 (12.0%) in 2012)		193,176		231,811

		212,759		296,435

Unappropriated retained earnings to be carried over to subsequent year	￦	1,220,878	￦	1,237,531

Regulatory Reserve for Credit Losses

Measurement and disclosure of regulatory reserve for credit losses are required in accordance with Articles 26 through 28 of Supervisory Regulations on Financial Holding Companies.

The details of the regulatory reserve for credit losses as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Beginning	￦	1,575	￦	3,306
Amounts estimated to be appropriated		(280)		(1,731)

Ending	￦	1,295	￦	1,575

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The adjustments to the regulatory reserve for credit losses for the years ended December 31, 2013 and 2012, are as follows:

	2013
(In millions of Korean won, except per share amounts)

Provision of regulatory reserve for credit losses	￦	(280)
Adjusted profit after provision of regulatory reserve for credit losses[1]		196,106
Adjusted basic earnings per share after provision of regulatory reserve for credit losses[1]		508
Adjusted diluted earnings per share after provision of regulatory reserve for credit losses[1]	￦	505

	2012
(In millions of Korean won, except per share amounts)

Provision of regulatory reserve for credit losses	￦	(1,731)
Adjusted profit after provision of regulatory reserve for credit losses[1]		648,828
Adjusted basic earnings per share after provision of regulatory reserve for credit losses[1]		1,679
Adjusted diluted earnings per share after provision of regulatory reserve for credit losses[1]	￦	1,674

[1]	Adjusted profit after provision of regulatory reserve for credit losses is not accordance with K-IFRS and calculated on the assumption that provision of regulatory reserve for credit losses before income tax is adjusted to the profit for the year.

17. Dividends

The dividends paid to the shareholders of the Company in 2013 and 2012 were ￦231,811 million (￦600 per share) and ￦278,173 million (￦720 per share), respectively. The dividend to the shareholders in respect of the year ended December 31, 2013, of ￦500 per share, amounting to total dividends of ￦193,176 million, is to be proposed at the annual general meeting on March 28, 2014. The Company’s separate financial statements as of December 31, 2013, do not reflect this dividend payable.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

18. Net Interest Income

Interest income and interest expense for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Interest income
Due from financial institutions	￦	2,618	￦	2,256
Loans		596		2,978
Other		645		784

		3,859		6,018

Interest expense
Debts		627		2,447
Debentures		4,600		578

		5,227		3,025

Net interest income(expense)	￦	(1,368)	￦	2,993

19. Net Fee and Commission income

Fee and commission income and fee and commission expense for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Fee and commission income

Fees in Korean won	￦	—	￦	—

Fee and commission expense

Fees paid in Korean won		6,189		3,993
Fees paid in foreign currency		81		137

		6,270		4,130

Net fee and commission expense	￦	(6,270)	￦	(4,130)

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

20. Net Other Operating Income and Expenses

Other operating income and other operating expense for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Other operating income

Dividend income in subsidiaries	￦	282,039	￦	687,925
Other operating expense
Impairment losses on investments in subsidiaries		36,995		—

Net other operating income	￦	245,044	￦	687,925

21. General and administrative expenses

The details of general and administrative expenses for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Employee Benefits
Salaries and other short-term employee benefits - Salaries	￦	20,733	￦	19,875
Salaries and other short-term employee benefits - Others		2,685		2,673
Termination Benefits		445		—
Post employment benefits - defined benefit plans		1,773		1,511
Share-based payments		950		3,641

		26,586		27,700

Depreciation and amortization		816		1,487

Other general and administrative expenses
Travel		299		354
Communications		265		265
Tax and dues		289		268
Publication		195		217
Rental expense		1,954		2,048
Vehicle		197		189
Service fees		3,207		2,134
Advertising		623		673
Training		232		458
Others		5,994		4,666

		13,255		11,272

	￦	40,657	￦	40,459

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Share-Based Payments

Share-based payment plan, where the number of granted shares is determined by the long-term achievement, for executives and employees of the Company and its subsidiaries as of December 31, 2013, is as follows:

(In number of shares) Share grants	Grant date	Number of granted shares[1]	Vesting conditions

(KB Financial Group Inc.)
Series 2	2009.03.27	3,090	Service fulfillment [2]
Series 3	2010.01.01	32,256	Services fulfillment, Achievement of targets on the basis of market and non-market performance [3,8]
Series 4	2010.07.13	218,944	Services fulfillment, Achievement of targets on the basis of market and non-market performance [4,8]
Series 5	2010.12.23	13,260	Services fulfillment, Achievement of targets on the basis of market and non-market performance [5,8]
Series 6	2011.08.10	8,183	Services fulfillment, Achievement of targets on the basis of market and non-market performance [5,8]
Series 7	2012.01.01	42,568	Services fulfillment, Achievement of targets on the basis of market and non-market performance [3,8]
Series 8	2012.01.01	59,272	Services fulfillment, Achievement of targets on the basis of market and non-market performance [3,8]
Series 9	2013.07.17	94,185	Services fulfillment, Achievement of targets on the basis of market and non-market performance [3,8]

		471,758

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(Kookmin Bank)
Series 32	2011.03.24	7,986	Services fulfillment, Achievement of targets on the basis of market and non-market performance [6,8]
Series 33	2011.07.07	6,025	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 34	2011.08.10	10,242	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 36	2011.10.18	8,596	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 37	2011.12.23	68,310	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 38	2012.01.01	171,100	Services fulfillment, Non-market performance [7,8]
Series 39	2012.01.08	18,250	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 40	2012.08.01	9,864	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 41	2012.08.02	37,513	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 42	2012.09.20	8,244	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 43	2012.11.26	13,918	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 44	2013.01.01	17,242	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 45	2013.01.01	77,584	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 46	2013.01.01	120,680	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 47	2013.07.01	10,298	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 48	2013.07.23	74,666	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 49	2013.07.24	109,420	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 50	2013.07.24	82,926	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 51	2013.07.25	9,180	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Series 52	2013.08.01	10,278	Services fulfillment, Achievement of targets on the basis of market and non-market performance [7,8]
Deferred grant in 2010	—	4,865	Satisfied
Deferred grant in 2011	—	17,670	Satisfied
Deferred grant in 2012	—	47,892	Satisfied
Deferred grant in 2013	—	25,273	Satisfied

		968,022

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(Other subsidiaries)
Year 2010	4,129	Services fulfillment, Achievement of targets on the basis of market and non-market performance [9]
Year 2011	38,931	Services fulfillment, Achievement of targets on the basis of market and non-market performance [9]
Year 2012	63,976	Services fulfillment, Achievement of targets on the basis of market and non-market performance [9]
Year 2013	104,394	Services fulfillment, Achievement of targets on the basis of market and non-market performance [9]

	211,430

	1,651,210

[1]	Granted shares represent the total number of shares initially granted to directors and employees at the end of reporting period.
[2]	The number of granted shares to be compensated is determined based on fulfillment of service requirement.
[3]	The 30%, 30% and 40% of the number of granted shares to be compensated are determined upon the accomplishment of targeted KPI, targeted financial results of the Company and its subsidiaries (Group) and targeted relative TSR, respectively. However, 50% and 50% of certain granted shares will be compensated based on the accomplishment of targeted KPI and the accomplishment of targeted relative TSR.
[4]	The 37.5%, 37.5% and 25% of the number of certain granted shares to be compensated are determined based on the accomplishment of targeted relative TSR, targeted relative EPS and qualitative indicators, respectively. The 30%, 30% and 40% of the number of other granted shares to be compensated are determined based on the accomplishment of targeted KPI, targeted financial results of the Company and its subsidiaries (Group) and targeted relative TSR, respectively. The 40%, 40% and 20% of the number of the remaining granted shares to be compensated are determined based on the accomplishment of the targeted relative TSR, the targeted EPS and qualitative indicators, respectively.
[5]	The 40%, 30% and 30% of the number of granted shares to be compensated are determined based on the accomplishment of the targeted relative TSR, the targeted KPI and the targeted financial results of the Company and its subsidiaries (Group), respectively.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

[6]	The number of granted shares to be compensated is not linked to performance, but fixed.
[7]	The 30%, 30% and 40% of the number of granted shares to be compensated are determined based on the accomplishment of the targeted KPI, the targeted financial results of Kookmin Bank and the targeted relative TSR, respectively. However, half of the number of granted shares to be compensated is determined based on the accomplishment of the targeted relative TSR, while the other half is determined by the targeted KPIs.
[8]	Certain portion of the granted shares is compensated over a maximum period of three years.
[9]	The 30%, 30% and 40% of the number of granted shares to be compensated are determined based on the accomplishment of the key performance results, targeted results of subsidiaries and the targeted relative TSR, respectively. The 60% and 40% of the number of certain granted shares to be compensated is determined based on targeted results of subsidiaries and the targeted relative TSR, respectively.

The share grant award program is an incentive plan that sets, on grant date, the maximum amount of shares that can be awarded. Actual shares granted at the end of the vesting period is determined in accordance with achievement of pre-specified targets over the vesting period.

The details of share grants linked to short-term performance as of December 31, 2013, are as follows:

		Grant date	Number of vested shares[1]	Vesting conditions
KB Financial Group Inc.	Share granted in 2010	2010.01.01	3,082	Satisfied
	Share granted in 2011	2011.01.01	12,856	Satisfied
	Share granted in 2012	2012.01.01	22,349	Satisfied
	Share granted in 2013	2013.01.01	21,835	Proportion to service period
Kookmin Bank	Share granted in 2010	2010.01.01	25,041	Satisfied
	Share granted in 2011	2011.01.01	94,822	Satisfied
	Share granted in 2012	2012.01.01	155,466	Satisfied
	Share granted in 2013	2013.01.01	174,304	Proportion to service period

[1]	The number of shares, which are exercisable, is determined by the results of performance.

The share grants are settled over three years.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Share grants are measured at fair value using the Monte Carlo Simulation Model and assumptions used in determining the fair value as of December 31, 2013, are as follows:

(In Korean won)	Expected exercise period (Years)	Risk free rate (%)	Fair value (Market performance condition)	Fair value (Non-market performance condition)
(KB Financial Group Inc.) Long-term achievements
Series 2-3	0.24	2.67	—	42,113
Series 3-1	0.25	2.67	—	40,662
Series 3-2	0.25~1.00	2.67	—	40,662~42,844
Series 3-3	0.25	2.67	—	40,662
Series 4-1	0.53~2.53	2.67	—	42,562~43,760
Series 4-2	0.53~2.53	2.67	—	42,562~43,760
Series 4-3	0.25~2.00	2.67	37,117	37,117~43,343
Series 4-4	0.25~2.00	2.67	37,117	40,662~43,343
Series 4-5	0.25~2.00	2.67	37,117	40,662~43,343
Series 5-1	0.25~1.00	2.67	—	40,662~42,844
Series 6-1	0.25~3.00	2.67	—	40,429~44,160
Series 7-1	0.25~3.00	2.67	—	40,429~44,160
Series 8-1	0.25~3.00	2.67	—	40,429~44,160
Series 9-1	2.00~5.00	2.76	20,402	41,154~45,144
(Kookmin Bank) Long-term achievements
Series 32	0.25~2.97	2.67	—	39,923~44,228
Series 33	0.25~3.00	2.67	—	40,662~44,160
Series 34	0.25~3.00	2.67	—	40,662~44,160
Series 36	0.25~3.00	2.67	—	40,662~44,160
Series 37	0.25~3.00	2.67	—	40,662~44,160
Series 38	0.25~3.00	2.67	—	40,662~44,160
Series 39	0.25~3.00	2.67	—	40,662~44,160
Series 40	0.25~3.00	2.67	—	40,662~44,160
Series 41-1	0.58~4.00	2.67	10,272	42,844~44,477
Series 41-2	0.25~3.00	2.67	—	40,662~44,160
Series 42	0.25~3.00	2.67	—	40,662~44,160
Series 43	0.90~4.00	2.67	3,421	42,844~44,477
Series 44	0.25~3.00	2.67	—	40,662~44,160
Series 45-1	1.00~4.00	2.67	8,988	42,844~44,477
Series 45-2	0.25~3.00	2.67	—	40,662~44,160
Series 46-1	1.00~4.00	2.67	8,988	42,844~44,477
Series 46-2	0.25~3.00	2.67	—	40,662~44,160
Series 47	0.25~3.00	2.67	—	40,662~44,160
Series 48	1.56~5.00	2.72	21,274	43,343~45,144
Series 49-1	1.56~5.00	2.72	21,255	43,343~45,144
Series 49-2	0.25~3.00	2.67	28,655	40,662~44,160
Series 50	1.56~5.00	2.72	21,255	43,343~45,144
Series 51	1.56~5.00	2.72	21,050	43,343~45,144
Series 52	1.58~5.00	2.73	21,307	43,343~45,144
Deferred grant in 2010	0.25~1.00	2.67	—	40,662~42,844
Deferred grant in 2011	0.25~1.00	2.67	—	40,662~42,844
Deferred grant in 2012	0.25~2.00	2.67	—	40,662~43,343
Deferred grant in 2013	0.45~2.45	2.67	—	42,492~43,760

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(Other Subsidiaries) Long-term achievements
Year 2010	0.25	2.67	—	40,429~42,113
Year 2011	0.25~0.35	2.67	0~10	40,429~42,148
Year 2012	1.00~1.54	2.67~2.72	8,732~18,607	41,418~41,747
Year 2013	0.25~2.75	2.67~2.86	8,990~22,079	34,513~41,747
(KB Financial Group Inc.) Short-term achievements
Year 2011	0.25~1.00	2.67	—	40,662~42,844
Year 2012	0.25~2.00	2.67	—	40,662~43,343
Year 2013	1.00~3.00	2.67	—	42,844~44,160
(Kookmin Bank) Short-term achievements
Year 2011	0.25~1.00	2.67	—	40,662~42,844
Year 2012	0.25~2.00	2.67	—	40,662~43,343
Year 2013	1.00~3.00	2.67	—	40,662~44,160

Expected volatility is based on the historical volatility of the share price over the most recent period that is generally commensurate with the expected term of the grant. And the current stock price of December 31, 2013, for the underlying asset price. Additionally, the average three-year historical dividend rate was used as the expected dividend rate.

Share-based payment arrangement for the employees of subsidiaries was transferred to the Company from the subsidiaries in 2010 and the related compensation cost paid to the employees of subsidiaries is reimbursed from the subsidiaries. The accrued expenses representing share-based payments as of December 31, 2013 and 2012, are ￦48,316 million and ￦37,846 million, respectively, and the receivables to be reimbursed from the subsidiaries for the compensation costs are ￦38,596 million and ￦28,260 million, respectively. The compensation costs amounting to ￦950 million and ￦3,641 million were recognized as an expense for the years ended December 31, 2013 and 2012, respectively.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

22. Non-operating income and expenses

The details of non-operating income and expenses for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Non-operating income
Others	￦	561	￦	1,580

Non-operating expenses
Impairment losses on intangible assets		302		757
Donation		1,488		1,107
Others		117		28

		1,907		1,892

Net non-operating expense	￦	(1,346)	￦	(312)

23. Tax benefit

The details of income tax benefit for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Tax payable
Current tax expense	￦	—	￦	—

Change in deferred tax assets(liabilities)
Origination and reversal of temporary differences		402		1,356
Income tax recognized directly in equity
Remeasurements of net defined benefit liabilities		21		(276)

Tax benefit	￦	423	￦	1,080

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

The analysis of profit before tax and income tax benefit for the years ended December 31, 2013 and 2012, follows:

(In millions of Korean won)	2013		2012

Profit before tax	￦	195,403	￦	646,017

Tax expense at the applicable tax rate[1]	￦	46,826	￦	155,875
Non-taxable income		(66,428)		(165,287)
Non-deductible expense		9,534		584
Consolidated tax effect		9,645		7,748

Tax benefit	￦	423	￦	1,080

Average effective tax rate (Income tax benefit / Profit before tax) (%)		(0.22)		(0.17)

[1]	Applicable income tax rate for ￦200 million and below is 11%, for ￦200 million to ￦20 billion is 22%, and for over ￦20 billion is 24.2%.

The details of current tax assets (income tax refund receivable) and current tax liabilities (income tax payable), as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012

Income tax refund receivable prior to offsetting	￦	—	￦	—
Tax payable prior to offsetting		—		—
Adjustment on consolidated tax payable		209,928		257,535

Current tax payable	￦	209,928	￦	257,535

24. Earnings per Share

Calculations of basic earnings per share on the profit attributable to ordinary shares are as follows:

Weighted average number of ordinary shares outstanding:

	2013
(In number of shares)	Number of shares (a)	Days outstanding (b)	Total outstanding shares (a) x (b)

Beginning (A)	386,351,693	365	141,018,367,945

Weighted average number of ordinary shares outstanding (B = A / 365)			386,351,693

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

	2012
(In number of shares)	Number of shares (a)	Days outstanding (b)	Total outstanding shares (a) x (b)

Beginning (A)	386,351,693	366	141,404,719,638

Weighted average number of ordinary shares outstanding (B = A / 366)			386,351,693

Basic earnings per share

(in Korean won and in number of shares)	2013

Profit attributable to ordinary shares[1] (C)	￦	195,826,206,652
Weighted average number of ordinary shares outstanding (D)		386,351,693
Basic earnings per share (E = C / D)	￦	507

(in Korean won and in number of shares)	2012

Profit attributable to ordinary shares[1] (C)	￦	647,097,541,068
Weighted average number of ordinary shares outstanding (D)		386,351,693
Basic earnings per share (E = C / D)	￦	1,675

[1]	Profit attributable to ordinary shares is the same as profit in the statements of comprehensive income.

Diluted earnings per share

Diluted earnings per share is calculated using the weighted average number of ordinary shares outstanding which is adjusted by the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares. The Company’s dilutive potential ordinary shares include share grants.

A calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average market share price of the Company’s outstanding shares for the period) based on the monetary value of the subscription rights attached to the share options. The number of shares calculated above is compared with the number of shares that would have been issued assuming the exercise of share grants.

Adjusted profit for diluted earnings per share:

(in Korean won and in number of shares)	2013

Profit attributable to ordinary shares	￦	195,826,206,652
Adjustment		—
Adjusted profit for diluted earnings per share	￦	195,826,206,652

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

(in Korean won and in number of shares)	2012

Profit attributable to ordinary shares	￦	647,097,541,068
Adjustment		—
Adjusted profit for diluted earnings per share	￦	647,097,541,068

Adjusted weighted average number of ordinary shares outstanding to calculate diluted earnings per share:

(in number of shares)	2013

Weighted average number of ordinary shares outstanding	386,351,693
Adjustment
Share grants	1,639,306
Adjusted weighted average number of ordinary shares outstanding for diluted earnings per share	387,990,999

(in number of shares)	2012

Weighted average number of ordinary shares outstanding	386,351,693
Adjustment
Share grants	1,193,606
Adjusted weighted average number of ordinary shares outstanding for diluted earnings per share	387,545,299

Diluted earnings per share:

(In Korean won)	2013

Adjusted profit for diluted earnings per share	￦	195,826,206,652
Adjusted weighted average number of ordinary shares outstanding for diluted earnings per share		387,990,999
Diluted earnings per share		505

(In Korean won)	2012

Adjusted profit for diluted earnings per share	￦	647,097,541,068
Adjusted weighted average number of ordinary shares outstanding for diluted earnings per share		387,545,299
Diluted earnings per share		1,670

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

25. Supplemental Cash Flow Information

Cash and cash equivalents as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Due from financial institutions	￦	77,298	￦	96,234
Restricted due from financial institutions		(3)		(3)

	￦	77,295	￦	96,231

Significant non-cash transactions for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	2013		2012
Changes in receivables and payables from consolidated tax	￦	(51,393)	￦	(321,484)
Changes in other receivables and other payables		10,336		10,034

Cash inflow and outflow due to interest and dividends for the years ended December 31, 2013 and 2012, are as follows:

(In millions of Korean won)	Activity	2013		2012
Interest received	Operating	￦	3,293	￦	5,012
Interest paid	Operating		3,568		3,121
Dividends received	Operating		282,039		687,925
Dividends paid	Financing		231,811		278,173

26. Contingent liabilities and Commitments

The commitments made with financial institutions as of December 31, 2013 and 2012, are as follows:

		2013				2012
(In millions of Korean won)		Amount of commitment		Amounts borrowed		Amount of commitment		Amounts borrowed
General loans	Hana Bank	￦	50,000	￦	—	￦	50,000	￦	—
	Woori Bank		130,000		—		130,000		—
	Korea Development Bank		300,000		—		—		—
Discounting of bills	Korea Exchange Bank		100,000		—		100,000		—

		￦	580,000	￦	—	￦	280,000	￦	—

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Other Matters (including litigation)

a) During the year ended December 31, 2013, Kookmin Bank underwent a tax investigation for the fiscal years 2008 to 2012 by the Seoul Regional Tax Office. As a result, Kookmin Bank was fined a total of ￦124,357 million for income taxes (including local income taxes), paid ￦113,699 million, excluding local income taxes, and recognized local income taxes amounting to ￦10,658 million as other payables. The Company filed a claim for rectification on October 2013 of consolidated taxes paid for the fiscal years 2010 to 2012, totaling ￦89,576 million (including local income taxes paid). Including the ￦26,681 million for the fiscal years 2008 to 2009 claimed by Kookmin Bank, the total claim for rectification amounts to ￦116,257 million.

b) The Company filed a claim for rectification of foreign income tax paid by Kookmin Bank for the fiscal years 2010 to 2011. The claim was ruled in favor of the Company in January 2014 and a refund of ￦15,772 million was received from the Seoul Regional Tax Office. The refund will belong to Kookmin Bank.

c) The Company was chosen as the preferred bidder in the sale of Woori Financial Co., Ltd. on December 6, 2013.

27. Related Party Transactions

Significant related party transactions for the years ended December 31, 2013 and 2012, are as follows:

			2013
(In millions of Korean won)
Subsidiaries	Kookmin Bank	Interest income	￦	3,251
		Net other operating income		282,039
		General and administrative expenses		2,775
	KB Kookmin Card Co., Ltd	General and administrative expenses		122
		Net non-operating income		1
	KB Investment & Securities Co., Ltd.	Fee and commission expense		365
		General and administrative expenses		174
	KB Life Insurance Co., Ltd.	General and administrative expenses		29
	KB Asset Management Co., Ltd	General and administrative expenses		34
	KB Real Estate Trust Co., Ltd	Interest Income		182
	KB Investment Co., Ltd.	Interest Income		414
	KB Data Systems Co., Ltd.	General and administrative expenses		858
	KB Savings Bank Co., Ltd	General and administrative expenses		182
Key management		Interest income		—
		Interest expense		—

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

			2012
(In millions of Korean won)
Subsidiaries	Kookmin Bank	Interest income	￦	3,028
		Net other operating income		657,925
		General and administrative expenses		2,703
	KB Kookmin Card Co., Ltd	Net non-operating income		6
	KB Investment & Securities Co., Ltd.	Fee and commission expense		160
	KB Life Insurance Co., Ltd.	General and administrative expenses		167
	KB Asset Management Co., Ltd	Net other operating income		30,000
	KB Real Estate Trust Co., Ltd	Interest Income		2,455
	KB Investment Co., Ltd.	Interest Income		523
	KB Data Systems Co., Ltd.	General and administrative expenses		652
Key management		Interest income		—
		Interest expense		—

Significant of receivables and payables, and related allowance for loans losses arising from the related party transactions as of December 31, 2013 and 2012, are as follows:

			2013
(In millions of Korean won)
Subsidiaries	Kookmin Bank	Cash and due from financial institutions	￦	77,298
		Other assets		180,329
		Other liabilities		2
	KB Kookmin Card Co., Ltd	Other assets		75,455
		Other liabilities		260
	KB Investment & Securities Co., Ltd.	Other assets		1,807
		Other liabilities		72
	KB Life Insurance Co., Ltd.	Other assets		469
	KB Asset Management Co., Ltd	Other assets		9,793
	KB Real Estate Trust Co., Ltd	Other assets		474
	KB Investment Co., Ltd.	Loans		10,000
		Other assets		217
	KB Credit Information Co., Ltd	Other assets		236
		Other liabilities		18
	KB Data Systems Co., Ltd.	Other assets		206
		Other liabilities		108
	KB Savings Bank Co., Ltd	Other assets		30
		Other liabilities		28
Key management		Other assets		—
		Other liabilities		—

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

			2012
(In millions of Korean won)
Subsidiaries	Kookmin Bank	Cash and due from financial institutions	￦	96,234
		Other assets		239,476
	KB Kookmin Card Co., Ltd	Other assets		55,435
		Other liabilities		251
	KB Investment & Securities Co., Ltd.	Other assets		1,141
		Other liabilities		3,301
	KB Life Insurance Co., Ltd.	Other assets		363
		Other liabilities		167
	KB Asset Management Co., Ltd	Other assets		8,130
	KB Real Estate Trust Co., Ltd	Loans		15,000
		Other assets		4,882
	KB Investment Co., Ltd.	Loans		10,000
		Other assets		284
	KB Credit Information Co., Ltd	Other assets		216
		Other liabilities		155
	KB Data Systems Co., Ltd.	Other assets		196
		Other liabilities		63
	KB Savings Bank Co., Ltd	Other liabilities		406
Key management		Other assets		—
		Other liabilities		—

According to K-IFRS 1024, the Company includes subsidiaries and key management (including family members) in the scope of related parties. Additionally, the Company discloses balances (receivables and payables) and other amounts arising from the related party transactions in the notes to the separate financial statements. Refer to Note 8 for details on subsidiaries.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

Key management includes the directors of the Company, their close family members, and the companies where the directors and/or their close family members have control or joint control.

Unused commitments by related parties as of December 31, 2013 and 2012, are as follows:

(In millions of Korean won)			2013		2012
Subsidiaries	KB Kookmin Card Co., Ltd.	Commitments in Korean won	￦	940	￦	756

Compensation to key management for the years ended December 31, 2013 and 2012, consists of:

	2013
(In millions of Korean won)	Short-term employee benefits		Post- employment benefits		Termination Benefits		Share- based payments		Total
Registered director (executive)	￦	1,783	￦	41	￦	—	￦	(1,027)	￦	797
Registered director (non-executive)		835		—		—		13		848
Non-registered director		2,981		41		445		1,964		5,431

	￦	5,599	￦	82	￦	445	￦	950	￦	7,076

	2012
(In millions of Korean won)	Short-term employee benefits		Post- employment benefits		Termination Benefits		Share- based payments		Total
Registered director (executive)	￦	2,439	￦	139	￦	—	￦	1,856	￦	4,434
Registered director (non-executive)		774		—		—		18		792
Non-registered director		2,945		190		—		1,767		4,902

	￦	6,158	￦	329	￦	—	￦	3,641	￦	10,128

28. Event after the Reporting Period

KB Savings Bank Co., Ltd. completed its merger with Yehansoul Savings Bank on January 13, 2014.

KB Financial Group Inc.

Notes to Separate Financial Statements

December 31, 2013 and 2012

29. Approval of the Financial Statements

The separate financial statements as of and for the year ended December 31, 2013, were approved on February 21, 2014, by the Board of Directors.

Report of Independent Accountants’

Review of Internal Accounting Control System

To the President of

KB Financial Group Inc.

We have reviewed the accompanying management’s report on the operations of the Internal Accounting Control System (“IACS”) of KB Financial Group Inc. (the “Company”) as of December 31, 2013. The Company’s management is responsible for designing and operating IACS and for its assessment of the effectiveness of IACS. Our responsibility is to review the management’s report on the operations of the IACS and issue a report based on our review. The management’s report on the operations of the IACS of the Company states that “based on its assessment of the operations of the IACS as of December 31, 2013, the Company’s IACS has been designed and is operating effectively as of December 31, 2013, in all material respects, in accordance with the IACS standards established by the Internal Accounting Control System Operations Committee (IACSOC) of the Korea Listed Companies Association.”

Our review was conducted in accordance with the IACS review standards established by the Korean Institute of Certified Public Accountants. Those standards require that we plan and perform, in all material respects, the review of management’s report on the operations of the IACS to obtain a lower level of assurance than an audit. A review is to obtain an understanding of a company’s IACS and consists principally of inquiries of management and, when deemed necessary, a limited inspection of underlying documents, which is substantially less in scope than an audit.

A company’s IACS is a system to monitor and operate those policies and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as adopted by the Republic of Korea (“K-IFRS”). Because of its inherent limitations, IACS may not prevent or detect a material misstatement of the financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on our review, nothing has come to our attention that causes us to believe that management’s report on the operations of the IACS, referred to above, is not presented fairly, in all material respects, in accordance with the IACS standards established by IACSOC.

Our review is based on the Company’s IACS as of December 31, 2013, and we did not review management’s assessment of its IACS subsequent to December 31, 2013. This report has been prepared pursuant to the Acts on External Audit for Stock Companies in Korea and may not be appropriate for other purposes or for other users.

Samil PricewaterhouseCoopers

March 12, 2014

Report on the Operations of Internal Accounting Control System

To the Board of Directors and Auditor (Audit Committee) of

KB Financial Group Inc.

I, as the Internal Accounting Control Officer (“IACO”) of KB Financial Group Inc. (“the Company”), assessed the status of the design and operations of the Company’s internal accounting control system (“IACS”) for the year ended December 31, 2013.

The Company’s management including IACO is responsible for designing and operating IACS. I, as the IACO, assessed whether the IACS has been effectively designed and is operating to prevent and detect any error or fraud which may cause any misstatement of the financial statements, for the purpose of establishing the reliability of financial reporting and the preparation of financial statements for external purposes. I, as the IACO, applied the IACS standard for the assessment of design and operations of the IACS.

Based on the assessment on the operations of the IACS, the Company’s IACS has been effectively designed and is operating as of December 31, 2013, in all material respects, in accordance with the IACS standards.

March 6, 2014

Woong-Won Yoon, Internal Accounting Control Officer

Young-Rok Lim, Chief Executive Officer